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SECOND BANCORP, INCORPORATED AND SUBSIDIARY
STATEMENT 11 RE: COMPUTATION OF EARNINGS PER SHARE

                                              Three Months Ended         Six Months Ended
                                                    June 30                  June 30
                                                    -------                  -------
                                              1996         1995         1996         1995
                                              ----         ----         ----         ----
PRIMARY:
Average shares outstanding                 2,800,173    2,518,701    2,723,624    2,515,224
Net effect of dilutive stock options -
 based on the treasury stock method
 using average market price                   21,783        9,731       24,287        8,912
                                          ----------   ----------   ----------   ----------
                                           2,821,956    2,528,432    2,747,911    2,524,136

Net income applicable to Common Stock     $    1,949   $    1,546   $    3,791   $    3,008

Per share amount                          $     0.69   $     0.61   $     1.38   $     1.19

FULLY DILUTED,
Average shares outstanding                 2,800,173    2,518,701    2,723,624    2,515,224
Net effect of dilutive stock options -
 based on the treasury stock method
 using average market price or period-
 end market price, whichever is higher        23,322       15,754       24,287       15,754
Assumed conversion of $1.50 Preferred
 Stock Series A-1                            550,150      800,853      624,237      802,093
                                          ----------   ----------   ----------   ----------
                                           3,373,645    3,335,308    3,372,148    3,333,071

Net Income                                $    2,178   $    1,815   $    4,251   $    3,546

Per share amount                          $     0.65   $     0.54   $     1.26   $     1.06
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